Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Lichtenstein and Jonathan Gould and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

NAME	CAPACITY	DATE

/s/ DAVID LICHTENSTEIN David Lichtenstein	Chief Executive Officer, President and Chairman of the Board of Directors	July 14, 2004

/s/ JONATHAN GOULD Jonathan Gould	Senior Vice-President-Acquisitions and Director	July 14, 2004

/s/ GAIL GROSSMAN Gail Grossman	Chief Financial Officer and Treasurer	July 14, 2004

/s/ JOHN E. D’ELISA John E. D’Elisa	Director	November 18, 2004

/s/ EDWIN J. GLICKMAN Edwin J. Glickman	Director	February 17, 2005

/s/ JOEL M. PASHCOW Joel M. Pashcow	Director	November 23, 2004